Registration No. 33-
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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                             ------------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933
                             ------------------

                           WYOMING OIL & MINERALS, INC.
           (Exact name of registrant as specified in its charter)

         Wyoming                                       83-0217330
(State of other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                      Identification No.)
                                  --------

                  330 South Center, Suite 419, Casper, WY 82601
               (Address of Principal Executive Offices) (Zip Code)

                          Wyoming Oil & Minerals, Inc.
                           Y2K Employee Benefit Plan
                           (Full title of the plan)
                                  --------

                              Michael D. Herman
                           Chief Executive Officer
                         Wyoming Oil & Minerals, Inc.
                          330 South Center, Suite 419
                               Casper, WY 82601

                    (Name and address of agent for service)
                               (307) 234-9638
             (Telephone number, including area code, of agent for service)
                                  --------

                       CALCULATION OF REGISTRATION FEE





                                           Proposed maximum     Proposed maximum
Title of securities      Amount to be      offering price       aggregate offering    Amount of
to be registered         registered        price per share      price                 registration fee


Common Stock,              200,000 (1)     $9.25 (3)             $1,850,000          $488.40
par value $.01,
underlying options

Common Stock,               50,000 (2)     $9.25 (3)             $  462,500          $122.10
par value $.01



(1) Represents the maximum number of shares which may be issued upon exercise of options pursuant to this Registration Statement.

(2) Represents the maximum number of shares which may be issued directly (not upon exercise of options) pursuant to this Registration Statement.

(3) Estimated solely for purposes of calculating the registration fee based, pursuant to Rule 457(h)(1), on the average of the high and low prices of the Registrant's common stock as reported on the OTC Bulletin Board on March 6, 2000, or $9.25 per share.

                                   PART II

                   INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Wyoming Oil & Minerals, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended February 28, 1999 (file no. 0-07919), including all amendments;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1999 (file no. 0-07919), including all amendments;

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1999 (file no. 0-7919), including all amendments;

         (d) The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1999 (file no. 0-7919), including all amendments;

         (e) The Company's Current Report on Form 8-K dated October 29, 1999 (file no. 0-7919), filed on November 9, 1999;

         (f) The Company's Current Report on Form 8-K dated February 2, 2000 (file no. 0-7919), filed on February 25, 2000; and

         (g) The description of the Company's Common Stock, no par value ("Common Stock") which is contained in Exhibit 3.1 hereto, including any amendments or reports filed for the purpose of updating such description.


         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such document.

Item 4.  Description of Securities.

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

      (i)  He conducted himself in good faith; and

      (ii) He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and

      (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

      (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

       The statute also provides that a director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph ii) above.

       The statute further provides that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

       The statute also provides that, unless ordered by a court, a corporation may not indemnify a director under this section:

      (i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct set forth above; or

      (ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

       Section 17-16-852 of the Wyoming Business Corporation Act requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

	Section 17-16-856 of the Wyoming Business Corporation Act allows a corporation to indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

      (i)  To the same extent as a director; and

      (ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

        (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

        (B)  Liability arising out of conduct that constitutes:

          (I) Receipt by him of a financial benefit to which he is not entitled;

          (II) An intentional infliction of harm on the corporation or the shareholders; or

          (III)  An intentional violation of criminal law.

      (iii) A corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

         The Company's Articles of Incorporation permit the Company to indemnify each director and each officer, his heirs, executors and administrators against expenses reasonably incurred or liability incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the corporation, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct. In the event of a settlement before or after action or suit, the Company's Articles state that indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct.


Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

Exhibit Number     Description

Exhibit 3.1      Certificate of Incorporation, as amended to date.

Exhibit 3.2      By-Laws of the Company, as amended to date.

Exhibit 4.1      Description of common stock (included
                 in Exhibit 3.1 hereto).

Exhibit 4.2      Wyoming Oil & Minerals, Inc. Y2K Employee Benefit Plan.

Exhibit 5.1      Opinion of Fleming & O'Neill, P.C.

Exhibit 23.1     Consent of Maurice M. Morton, C.P.A.

Exhibit 23.2     Consent of Fleming & O'Neill, P.C. (included in Exhibit
                 5.1 hereto).


Item 9.  Undertakings

               (a)      The undersigned registrant hereby undertakes:

               (1) To file, during any period in which the offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act");

                        (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

The Registrant

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, Colorado on March 6, 2000.

                                    WYOMING OIL & MINERALS, INC.


                                    By:  /s/ Michael D. Herman
                                         Michael D. Herman,
                                         Chairman and
                                         Chief Executive Officer
                                         (Principal Executive Officer,
                                         Principal Financial Officer and
                                         Principal Accounting Officer)



                                   By:   /s/ Jack C. Bradley, Jr.
                                         Jack C. Bradley, Jr., Director

                                   By:   /s/ Gerard Laheney
                                         Gerard Laheney, Director

                               EXHIBITS INDEX


Exhibit Number     Description

Exhibit 3.1      Certificate of Incorporation, as amended to date.

Exhibit 3.2      By-Laws of the Company, as amended to date.

Exhibit 4.1      Description of common stock (included
                 in Exhibit 3.1 hereto).

Exhibit 4.2      Wyoming Oil & Minerals, Inc. Y2K Employee Benefit Plan.

Exhibit 5.1      Opinion of Fleming & O'Neill, P.C.

Exhibit 23.1     Consent of Maurice M. Morton, C.P.A.

Exhibit 23.2     Consent of Fleming & O'Neill, P.C. (included in Exhibit
                 5.1 hereto).